Exhibit 10.77

SUMMARY OF COMPENSATORY ARRANGEMENTS

WITH DIRECTORS AND NAMED EXECUTIVE OFFICERS

Director Compensation. Each director who is not an employee or officer of the Company will receive the following compensation for his services as director in 2007:

•	annual base compensation of $20,000;
•	$1,500 per regularly-scheduled board meeting attended;
•	$5,000 per year for service ($15,000 per year commencing June 2007) as the Audit Committee chairman;
•	$5,000 per year for service as the Compensation Committee chairman;
•	$20,000 per year for service as the Lead Director;
•	an annual grant of 4,800 shares of restricted common stock (9,600 for the Lead Director);
•	reimbursement of reasonable out-of-pocket expenses incurred in attending board meetings.

Mr. Hardman, who is the Technical Advisor to the board of directors, is also a consultant to the Company. In this capacity, he receives $57,000 per year and is granted an additional 22,200 shares of restricted common stock as a consequence of his appointment to that position.

Mr. Turner received an initial one-time sign-on restricted stock grant of 10,000 shares under our current long-term incentive plan.

Named Executive Officer Compensation. The Company’s executive compensation program has several elements, all determined by individual and Company performance.

Base Salary Compensation

Base salaries for the Chief Executive Officer and the other named executive officers in 2007 have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance, potential for future contributions, and the level of salaries associated with similar positions at businesses that compete with the Company and other competitive factors. Base salary levels for named executive officers in 2007 have been determined as follows:

David N. Pierce	$350,000
Thomas B. Lovejoy	270,000
Andrew W. Pierce	270,000
Jerzy B. Maciolek	250,000
Clay Newton	185,000

Other Compensation

In addition to his base salary, each of the named executive officers is eligible to participate in the following:

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the Company’s various stock option and incentive plans, under which stock options or other equity compensation may be granted from time to time as determined by the board of directors, and which may be based on factors such as the level of base pay and individual performance;

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short-term incentive compensation, which is determined from time to time by the board of directors, under which cash bonuses in varying amounts may be granted based on the Company and individual achieving predetermined goals;

•	the Company’s 401(k) profit-sharing plan and other health and benefit plans generally available to Company employees; and
•	other compensation arrangements as determined by the board of directors.